                                                                EXHIBIT 99(a)(1)



                           OFFER TO PURCHASE FOR CASH
                        UP TO 2,300,000 DEPOSITARY UNITS
                                       OF
                      STAMFORD TOWERS LIMITED PARTNERSHIP
                                      FOR
                               $1.51 NET PER UNIT
                                       BY
                           STEELE HILL PARTNERS L.L.C

   THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00
      MIDNIGHT, NEW YORK CITY TIME, ON MARCH 14, 1997, UNLESS EXTENDED.

      Steele Hill Partners L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 2,300,000 of the outstanding Depositary Units ("Units") representing assignments of limited partnership interests of Stamford Towers Limited Partnership, a Delaware limited partnership (the "Partnership"), at a purchase price (the "Purchase Price") equal to $1.51 per Unit, less the amount of any distributions declared or made with respect to the Units between February 14, 1997 (the "Offer Date") and the date of payment of the Purchase Price by the Purchaser, net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). HOLDERS OF UNITS ("UNITHOLDERS") WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER. The 2,300,000 Units sought pursuant to the Offer represent approximately 29% of the total Units outstanding as of September 30, 1996.

      THE PURCHASER IS NOT AFFILIATED WITH STAMFORD TOWERS, INC., THE GENERAL PARTNER OF THE PARTNERSHIP (the "General Partner"). The Purchaser is subject to the terms of an agreement with the General Partner (the "Standstill Agreement") which, among other things, for up to a two-year period ending in November 1998, generally limits the number of Units that may be owned by the Purchaser and its affiliates as well as the manner in which any such Units may be voted by the Purchaser and its affiliates. (See "THE TENDER OFFER - Section
10. Certain Information Concerning the Purchaser".)

      Before tendering, Unitholders are urged to consider the following factors:

o The General Partner has estimated the net asset value per Unit to be $2.37 as of December 31, 1995. The General Partner's estimate is based upon a sale of the Partnership's property at its appraised value and the General Partner has specifically acknowledged that the actual value received by the Partnership on sale may be significantly different. Furthermore, the General Partner's estimate does not take into account liabilities associated with resolution of pending litigation against the Partnership and may not take into account expenses associated with liquidation of the Partnership. (See "THE TENDER OFFER - Section 9. Certain Information Concerning the Partnership" and "THE TENDER OFFER -
      Section 12. Purchase Price Considerations" for a discussion of such pending litigation and the General Partner's value estimate, respectively.)

o The Purchaser is making the Offer with a view to making a profit. Accordingly, in establishing the Purchase Price, the Purchaser was motivated to set the lowest price for the Units which might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interest of Unitholders in



                                                        (continued on next page)

                  ------------------------------------------


      IF YOU HAVE ANY QUESTIONS OR IF YOU NEED ASSISTANCE IN COMPLETION OF THE LETTER OF TRANSMITTAL, YOU MAY CONTACT THE HERMAN GROUP, INC., THE INFORMATION AGENT FOR THE OFFER (THE "INFORMATION AGENT") BY CALLING:

                                (800) 992-6172

February 14, 1997
      receiving the highest price for their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness.

o Depending on the number of Units tendered pursuant to the Offer, the Purchaser could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of the General Partner, sales of assets and liquidation. (See "THE TENDER OFFER - Section 7. Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders. However, the Standstill Agreement, among other things, limits for up to a two-year period ending November 1998 the manner in which the Purchaser may vote on certain Partnership decisions. (See "THE TENDER OFFER - Section 10. Certain Information Concerning the Purchaser").

o By tendering their Units and receiving the Purchase Price, Unitholders will be giving up any potential benefits represented by the ownership of such Units, including the right to receive any future distributions by the Partnership (other than distributions declared or made between the Offer Date and the date of payment of the Purchase Price by the Purchaser).

o Consummation of the Offer may limit the ability of Unitholders to dispose of Units in the secondary market during the twelve month period following completion of the Offer. (See "THE TENDER OFFER - Section 7. Effects of the Offer" in this Offer to Purchase.)

o Unitholders could, as an alternative to tendering their Units, propose that a variety of possible actions be put to a vote of Unitholders, including liquidation of the Partnership or removal and replacement of the General Partner.

      The Offer is not conditioned upon any minimum number of Units being tendered. If more than the number of Units sought pursuant to the Offer are validly tendered and not withdrawn, the Purchaser will accept for purchase such total number of Units sought, on a pro rata basis, subject to the terms and conditions herein.

      The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase, to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

      UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS. ANY UNITHOLDER DESIRING TO TENDER UNITS SHOULD COMPLETE AND SIGN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE SIGNED LETTER OF TRANSMITTAL TO THE HERMAN GROUP, INC., THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), AT THE FOLLOWING
ADDRESS:

                             THE HERMAN GROUP, INC.

BY HAND, MAIL OR OVERNIGHT DELIVERY:      2121 SAN JACINTO STREET, 26TH FLOOR
                                          DALLAS, TEXAS  75201

  IF YOU HAVE ANY QUESTIONS OR IF YOU NEED ASSISTANCE IN COMPLETION OF THE LETTER OF TRANSMITTAL, YOU MAY CONTACT THE INFORMATION AGENT BY CALLING:

                                 (800) 992-6172

                               TABLE OF CONTENTS

                                                     Page
                                                     ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . .     1

THE TENDER OFFER  . . . . . . . . . . . . . . . . .     3
      Section 1.  Terms of the Offer  . . . . . . .     3
      Section 2.  Proration; Acceptance for
                   Payment and Payment for Units. .     3
      Section 3.  Procedures for Tendering Units  .     4
      Section 4.  Withdrawal Rights . . . . . . . .     5
      Section 5.  Extension of Tender Period;
                   Termination; Amendment . . . . .     5
      Section 6.  Certain Federal Income Tax
                   Consequences . . . . . . . . . .     6
      Section 7.  Effects of the Offer  . . . . . .     8
      Section 8.  Future Plans  . . . . . . . . . .     8
      Section 9.  Certain Information Concerning
                   the Partnership. . . . . . . . .     9
      Section 10. Certain Information
                   Concerning the Purchaser . . . .    12
      Section 11. Source of Funds . . . . . . . . .    13
      Section 12. Purchase Price Considerations . .    13
      Section 13. Conditions of the Offer . . . . .    15
      Section 14. Certain Legal Matters.  . . . . .    16
      Section 15. Fees and Expenses . . . . . . . .    17
      Section 16. Miscellaneous . . . . . . . . . .    17

      Appendix A  Glossary

      Schedule 1  Information with respect to the
                  executive officers and directors of
                  AP-GP Prom Partners Inc.

To the Holders of Depositary Units of Stamford Towers Limited Partnership

                                  INTRODUCTION

      The Purchaser hereby offers to purchase up to 2,300,000 of the outstanding Units for $1.51 per Unit, less the amount of any distributions declared or paid with respect to the Units between the Offer Date and the date of payment of the Purchase Price by the Purchaser, net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time. UNITHOLDERS WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER.

      THE PURCHASER IS NOT AFFILIATED WITH THE GENERAL PARTNER. The Purchaser is subject to the terms of the Standstill Agreement which, among other things, for up to a two-year period ending in November 1998, generally limits the number of Units that may be owned by the Purchaser and its affiliates as well as the manner in which any such Units may be voted by the Purchaser and its affiliates. (See "THE TENDER OFFER - Section 10. Certain Information Concerning the Purchaser".)

      No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price. Unitholders are urged to consider carefully all of the information contained herein before accepting the Offer.

      Before tendering, Unitholders are urged to consider the following factors:

o The General Partner has estimated the net asset value per Unit to be $2.37 as of December 31, 1995. The General Partner's estimate is based upon a sale of the Partnership's property at its appraised value and the General Partner has specifically acknowledged that the actual value received by the Partnership on sale may be significantly different. Furthermore, the General Partner's estimate does not take into account liabilities associated with resolution of pending litigation against the Partnership and may not take into account expenses associated with liquidation of the Partnership. (See "THE TENDER OFFER - Section 9. Certain Information Concerning the Partnership" and "THE TENDER OFFER -
      Section 12. Purchase Price Considerations" for a discussion of such pending litigation and the General Partner's value estimate, respectively.)

o The Purchaser is making the Offer with a view to making a profit. Accordingly, in establishing the Purchase Price, the Purchaser was motivated to set the lowest price for the Units which might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interest of Unitholders in receiving the highest price for their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness.

o Depending on the number of units tendered pursuant to the Offer, the Purchaser could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of the General Partner, sales of assets and liquidation. (See "THE TENDER OFFER - Section 7. Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders. However, the Standstill Agreement, among other things, limits for up to a two-year period ending in November 1998 the manner in which the Purchaser may vote on certain Partnership decisions. (See "THE TENDER OFFER - Section 10. Certain Information Concerning the Purchaser").

o By tendering their Units and receiving the Purchase Price, Unitholders will be giving up any potential benefits represented by the ownership of such Units, including the right to receive any future distributions by the Partnership (other than distributions declared or made between the Offer Date and the date of payment of the Purchase Price by the Purchaser).

o Consummation of the Offer may limit the ability of Unitholders to dispose of Units in the secondary market during the twelve month period following completion of the Offer. (See "THE TENDER OFFER - Section 7. Effects of the Offer" in this Offer to Purchase.)

o Unitholders could, as an alternative to tendering their Units, propose that a variety of possible actions be put to a vote of Unitholders, including liquidation of the Partnership or removal and replacement of the General Partner.

      Unitholders who desire liquidity may wish to consider the Offer.
However, each Unitholder must make his or her own decision based upon such Unitholder's particular circumstances, including the Unitholder's own financial needs, other investment opportunities and tax position. Each Unitholder should consult with his or her own advisors, tax, financial or otherwise, in evaluating the terms of and whether to tender Units pursuant to the Offer.

      The Offer will provide Unitholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

o Although not necessarily an indication of value, the $1.51 purchase price is approximately 32% higher than the $1.14 weighted average selling price for Units reported for the limited secondary market during the two-month period ended November 30, 1996. In addition, the weighted price does not reflect commissions and transaction costs paid by selling Unitholders, which reduces the amount received from the sale of Units.

o     The absence of a formal trading market for the Units.

o A taxable Unitholder who acquired his Units in the first closing will recognize a tax loss estimated by the Purchaser to be approximately $5.92 per Unit on the sale of Units pursuant to the Offer. If the Unitholder sells all his Units in the Offer, such Unitholder generally will be entitled to deduct such loss (subject to the limitation on the deductibility of capital losses) and any unused suspended passive activity losses from the Partnership against his other income in 1997. (See "THE TENDER OFFER - Section 6. Certain Federal Income Tax Consequences".)

o General disenchantment with real estate investments, particularly long-term investments in limited partnerships.

o By selling their Units in the Offer, Unitholders avoid the continuing administrative costs (such as accounting, tax reporting, limited partner reporting and public company reporting requirements) and resultant indirect negative financial impact on the value of the Units of a publicly registered limited partnership and eliminate the delays and complications in preparing and filing personal income tax returns which may result from an investment in the Units.

   According to the Partnership's Form 10-K for its fiscal year ended December 31, 1995, as of such date, there were 7,826,300 Units issued and outstanding held by 8,842 Unitholders. The Purchaser owns 200 Units in the aggregate, constituting less than 1% of the Units outstanding.

   UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

   IF YOU HAVE ANY QUESTIONS OR IF YOU NEED ASSISTANCE IN COMPLETION OF THE LETTER OF TRANSMITTAL, YOU MAY CONTACT THE INFORMATION AGENT BY CALLING (800) 992-6172.

                                THE TENDER OFFER

   SECTION 1. TERMS OF THE OFFER. Upon the terms of the Offer, the Purchaser will pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on March 14, 1997, unless the Purchaser extends the period of time during which the Offer is open. In the event the Offer is extended, the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire.

   IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO UNITHOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO SUCH INCREASE.

   The Offer is conditioned on satisfaction of certain conditions. See Section 13, which sets forth in full each of the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders,
(ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, cause the Depositary to retain the Units that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer, including, without limitation, to increase the Purchase Price.

   SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn is equal to or less than the total number of Units sought pursuant to the Offer, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, all Units so tendered. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn exceeds the total number of Units sought pursuant to the Offer, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, the total number of Units sought pursuant to the Offer, on a pro rata basis (with such adjustments to avoid purchase of fractional Units).

   Subject to the terms and conditions of the Offer, the Purchaser will pay for Units validly tendered and not withdrawn (in accordance with Section 4) as promptly as practicable following the Expiration Date. In all cases, the Purchase Price will be paid only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (including any Depositary Receipts issued by the Partnership in respect of Units being tendered).

   For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the Purchase Price by reason of any delay in making such payment.

   If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 13, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

   SECTION 3.  PROCEDURES FOR TENDERING UNITS.

   VALID TENDER. To validly tender Units, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (including any Depositary Receipts issued by the Partnership in respect of Units being tendered), must be received by the Purchaser on or prior to the Expiration Date. A Unitholder may tender any or all Units owned by such Unitholder.

   SIGNATURE REQUIREMENTS. ALL SIGNATURES ON THE LETTER OF TRANSMITTAL MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION. An "Eligible Institution" is a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States. The Purchaser, however, reserves the right to waive, in its sole and absolute discretion, the requirement that all signatures be guaranteed by an Eligible Institution with respect to any particular Units of any particular Unitholder. Neither the Purchaser, the Depositary nor any other person will be under any duty to give notification of any such waiver or will incur any liability for not waiving such requirement with respect to any particular Units of any particular Unitholder.

   IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 14, 1997, UNLESS EXTENDED.

   THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS (INCLUDING ANY DEPOSITARY RECEIPTS ISSUED BY THE PARTNERSHIP IN RESPECT OF UNITS BEING TENDERED) IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

   BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. (See the Instructions to the Letter of Transmittal and Section 6. "Certain Federal Income Tax Consequences".)

   FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each Unit purchased, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and Section 6. "Certain Federal Income Tax Consequences".)

   OTHER REQUIREMENTS. By executing a Letter of Transmittal, a tendering Unitholder irrevocably appoints the Purchaser and/or its designees as such Unitholder's proxy, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment and purchased by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser and/or its designees will, as to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Units, the Purchaser must be able to exercise full voting rights with respect to such Units, including voting at any meeting of Unitholders then scheduled. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or made between the Offer Date and the date of payment of the Purchase Price by the Purchaser. Finally, by executing a Letter of Transmittal, a tendering Unitholder represents and warrants to the

Purchaser that no Depositary Receipts in respect of Units being tendered have been issued by the Partnership other than those Depositary Receipts therewith being delivered to the Purchaser.

   DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful.
The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

   A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser on the terms set forth in the Offer.

   SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after April 14, 1997.

   For withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

   If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

   Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in Section 3 at any time prior to the Expiration Date.

   SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and
(iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d- 4(c) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

   If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e- 1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

   SECTION 6. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and certain tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

   A Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances.

   A tendering Unitholder will be allocated Partnership taxable income or loss with respect to the Units sold pursuant to the Offer in accordance with the provisions of the Partnership Agreement concerning transfers of Units. Such allocations and any cash distributions made by the Partnership to a Unitholder with respect to such Units will affect the Unitholder's adjusted tax basis in his Units and, therefore, the amount of such Unitholder's taxable gain or loss on a sale of Units pursuant to the Offer.

   Based on the results of Partnership operations through December 31, 1995, and without giving effect to Partnership operations, transactions or distributions since that time, the Purchaser estimates that a taxable Unitholder who acquired Units in the first closing will recognize a tax loss of approximately $5.92 on a sale of Units pursuant to the Offer, and that such Unitholder, if subject to the passive activity loss limitation (discussed below), may have "suspended" passive activity losses from the Partnership (i.e., losses that the Unitholder could not previously deduct due to this limitation) of up to $3.16 per Unit (subject to reduction to the extent utilized by such Unitholder to offset passive activity income from other investments). Notwithstanding such limitation, such losses, and any loss recognized on the sale of Units pursuant to the Offer, generally could be deducted against the Unitholder's other income in the year of sale (subject to other applicable limitations, including the limitation on the deductibility of capital losses, discussed below) provided the Unitholder sells all of his Units.

   In general, the character (as capital or ordinary) of a Unitholder's gain or loss on a sale of a Unit pursuant to the Offer will be determined by allocating the Unitholder's amount realized on the sale and his adjusted tax basis in the Units sold between "Section 751 items," which are "substantially appreciated inventory" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the Unitholder's amount realized that is allocable to Section 751 items and the portion of the Unitholder's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss, and the difference between the Unitholder's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Unitholder as a capital asset. The Purchaser believes that any tax loss realized on a sale of Units pursuant to the Offer will be treated entirely as a capital loss under these rules, although it is possible, because a Unitholder's adjusted tax basis in the Units sold will be allocated to Section 751 items based on the Partnership's tax basis in these items, that a Unitholder may recognize ordinary income with respect to the portion of the Unitholder's amount realized on the sale of a Unit that is attributable to Section 751 items while recognizing a capital loss with respect to the balance of the selling price.

   A Unitholder's capital gain (if any) or loss on a sale of Units pursuant to the Offer will be treated as long-term capital gain or loss if the Unitholder's holding period for the Units exceeds one year. Under current law (which is subject to change), long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

   Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. Gain or loss recognized on a sale of Units pursuant to the Offer by a Unitholder who is subject to this limitation generally would be treated as passive activity income or loss. Any unused suspended passive activity losses from the Partnership, as well as any loss recognized on a sale of Units pursuant to the Offer, generally could be deducted against a Unitholder's other income in the year of sale (subject to any other applicable limitations), provided the Unitholder sells all his Units. If a Unitholder is unable to sell all his Units pursuant to the Offer, then such losses could not be deducted under the passive activity loss rules (except to the extent of the Unitholder's passive activity income from the Partnership or other sources) until the Unitholder sells his remaining Units. (See Section 7. "Effects of the Offer".)

   A Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a Unitholder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Unitholder.

   Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the Purchase Price payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address.

Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

   Although certain entities are generally exempt from federal income taxation, such tax-exempt entities (including Individual Retirement Accounts) are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). A tax-exempt Unitholder may realize UBTI on a sale of Units pursuant to the Offer to the extent that the Partnership's property is subject to "acquisition indebtedness" (as defined in the Code) or if such Unitholder acquired its Units with acquisition indebtedness. Such UBTI generally may be offset by such Unitholder's net operating loss carryover, if any (determined without taking into account any amount of income or deduction which is excluded in computing
UBTI), subject to applicable limitations.

   SECTION 7.  EFFECTS OF THE OFFER.

   LIMITATIONS ON RESALES. Pursuant to the Partnership Agreement, the General Partner is authorized to defer the effective date of transfers of Units which would, in the opinion of counsel to the Partnership, cause a termination of the Partnership for federal income tax purposes, until such time as such transfers would not cause such a termination. Depending upon the number of Units tendered pursuant to the Offer, the number of Unit transfers which may be effected on the secondary market or otherwise during the twelve-month period following completion of the Offer without being subject to deferral by the General Partner may be limited.

   EFFECT ON TRADING MARKET. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units.

   CONTROL OF ALL UNITHOLDER VOTING DECISIONS BY PURCHASER. Depending on the number of Units tendered pursuant to the Offer, the Purchaser could be in a position to significantly influence all voting decisions with respect to the Partnership. This means that the Purchaser could (i) prevent non-tendering Unitholders from taking action they desire but that the Purchaser opposes and
(ii) take action desired by the Purchaser but opposed by non-tendering Unitholders. Under the Partnership Agreement, Unitholders holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal and replacement of the General Partner; dissolution of the Partnership; sale of all or substantially all of the Partnership's properties; and most types of amendments to the Partnership Agreement. When voting on such matters, the Purchaser will vote Units owned and acquired by it in its interest. However, the Standstill Agreement, among other things, limits for up to a two-year period ending in November 1998 the manner in which the Purchaser may vote on certain Partnership decisions. (See "THE TENDER OFFER - Section
10.  Certain Information Concerning the Purchaser").

   The Units are registered under the Exchange Act, which requires, among other things, that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. The Purchaser does not believe that the purchase of Units pursuant to the Offer will result in the Units becoming eligible for deregistration under Section 12(g) of the Exchange Act.

   SECTION 8. FUTURE PLANS. The Offer is being made for investment purposes and with a view to making a profit. Subject to the limitations contained in the Standstill Agreement, following the completion of the Offer, the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer. Although the Purchaser does not have any present plans or intentions with respect to a merger, reorganization or liquidation of the Partnership, a sale of assets or refinancing of any of the Partnership's properties or a change in the management, capitalization or distribution policy of the Partnership, the Purchaser reserves the right, at an appropriate time to exercise its rights as a holder of Units to vote on matters subject to a vote of Unitholders. However, the Standstill Agreement, among other things, limits for up to a two-year period ending in November 1998 the manner in which the Purchaser may vote on certain Partnership decisions.

   SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP. Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

   The Partnership's Assets and Business.   The Partnership was formed on
August 14, 1986 under the laws of Delaware for the purpose of acquiring two parcels of land, aggregating 3.63 acres, located in Stamford, Connecticut and developing, owning and operating two class A office buildings (the "Buildings") to be constructed thereon (collectively the "Project"). The Buildings contain approximately 325,000 square feet of rentable space. The Partnership will terminate on December 31, 2036 unless dissolved sooner as provided within the Partnership's partnership agreement. The Partnership reported that as of September 30, 1996, the Project's overall occupancy was at 70%.

   On February 16, 1996, the General Partner adopted a resolution that states, among other things, if a Change of Control (as defined below) occurs, the General Partner may distribute the Partnership's cash balances not required for its ordinary course day-to-day operations. "Change of Control" means any purchase or offer to purchase more than 10% of the Units that is not approved in advance by the General Partner. In determining the amount of the distribution, the General Partner may take into account all material factors. In addition, the Partnership will not be obligated to make any distribution to any partner and no partner will be entitled to receive any distribution until the General Partner has declared the distribution and established a record date and distribution date for the distribution. The Partnership filed a Form 8-K disclosing this resolution on February 29, 1996.

   Mortgage Note Payable. On July 19, 1990, the Partnership closed a revolving first mortgage loan with People's Bank ("People's"). The mortgage note payable was a $25 million, seven year, non-recourse first mortgage loan with an 11.5% fixed interest rate for the first five years which was set at 3% over the five-year United States treasury security rate at loan closing. On February 17, 1994, the Partnership entered into a modification of the loan which: (i) reduced the interest rate from 11.5% to 7.43% for the period February 1, 1994 through the adjustment date on July 19, 1995, at which time the interest rate was reset to 9.03%, (ii) reduced the maximum principal balance from $25 million to $24,449,795; and (iii) eliminated the interest reserve line item. Another provision of the loan was that when occupancy at the Property reached 50% or greater, the interest rate on the loan would be reduced by 25 basis points. Payments of interest are due monthly in arrears and are paid from the Partnership's funds. Payment of the outstanding principal amount is due at the end of the seven-year term. The loan may be prepaid in whole or in part at any time without penalty. As of September 30, 1996, the principal balance of the loan was $17,798,291. Loan proceeds may continue to be used to fund approved line items.

   The General Partner has disclosed that it is currently reviewing the Partnership's options regarding refinancing the foregoing mortgage loan which matures in August 1997.

   Litigation. Two mechanic's liens have been filed against the Project in the amounts of $2,650,018 and $155,936, respectively. The parties filing these liens have sought to foreclose on the liens in an action pending in the Connecticut Superior Court. A trial in the action was completed in April 1996, and on November 18, 1996 the court entered a final judgment in the proceeding awarding the lien holders an aggregate of $925,070. The party awarded $770,070 of the foregoing aggregate amount has informed the Partnership that it intends to appeal the decision of the court.

   The Partnership is also party to certain other litigations relating to construction at the Project.

SELECTED FINANCIAL DATA.

   Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and the Partnership's Quarterly Report on Form 10-Q for the nine months ended September 30, 1996. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                      STAMFORD TOWERS LIMITED PARTNERSHIP

                                       SEPTEMBER  30                                     DECEMBER 31,
                                --------------------------      -----------------------------------------------------------------
                                    1996         1995               1995         1994         1993         1992          1991
                                -----------   ------------      ------------  ----------    ---------   ----------    -----------
 Total income  . . . . . . . .  $ 3,243,413     2,728,081        3,598,963      2,973,408    2,798,924      2,824,981    2,823,470
                                ===========    ==========       ==========     ==========    ==========    ==========   ==========

 Net loss  . . . . . . . . . .  $(1,652,906)  ( 2,035,836)      (3,017,904)    (3,711,936)  (4,387,694)    (4,180,101)  (5,001,682)
                                ===========    ==========       ==========     ==========    ==========    ==========   ==========

 Net loss per Unit   . . . . .  $      (.21)         (.26)            (.38)          (.47)        (.56)          (.53)        (.63)
                                       ====          ====             ====           ====         ====           ====         ====


 Total assets  . . . . . . . .  $69,191,853    70,521,276       69,670,348     70,989,125    74,328,520    76,917,606   79,778,759
                                ===========    ==========       ==========     ==========    ==========    ==========   ==========


 Revolving loan payable  . . .  $17,798,291    16,483,152       16,483,152     15,407,772    14,951,320    13,312,685   11,465,501
                                 ==========    ==========       ==========     ==========    ==========    ==========   ==========

 Cash distributions per Unit .  $       -0-           -0-              -0-            -0-           -0-           -0-          -0-
                                      =====         =====            =====          =====         =====         =====        =====

REAL ESTATE AND ACCUMULATED DEPRECIATION

     Set forth below is a summary of certain information for the Partnership which has been excerpted from the Partnership's Annual Report on 10-K for the fiscal year ended December 31, 1995. More comprehensive information regarding the real estate and accumulated depreciation for the Partnership is included in said report and other documents filed by the Partnership with the Commission and the following summary is qualified in its entirety by reference to such reports and other documents.



                                                               Costs
                                                            Capitalized
                                                            Subsequent
                                                                to                              Gross Amount at Which
                                       Initial Cost         Acquisition                        Carried at Close Of Period
                               --------------------------  ------------                ---------------------------------------
                                               Buildings     Buildings                               Buildings
                                                  and          and                                      and
  Description    Encumbrances     Land       Improvements  Improvements  Retirements      Land      Improvements     Total
---------------  -----------   -----------   ------------  ------------  -----------   -----------  ------------   -----------

OFFICE
BUILDINGS:
  North Tower
  Stamford, CT   $10,320,043   $ 8,828,690   $31,289,872   $ 7,528,864   $   133,847   $ 8,828,690   $38,684,889   $ 7,513,579


  South Tower
  Stamford, CT     6,163,109     5,885,793    20,859,915       432,896        89,231     5,885,793    21,203,580    27,089,373
                 -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
                  16,483,152    14,714,483    52,149,787     7,961,760       223,078    14,714,483    59,888,469    74,602,952

                   Accumulated   Construction   Depreciable
  Description     Depreciation     Completed        Life
---------------   ------------   ------------   ------------

OFFICE
BUILDINGS:
  North Tower
  Stamford, CT    $10,844,283        2/90        5-35 years


  South Tower
  Stamford, CT      3,561,542        2/90        5-35 years
                  -----------
                   14,405,825


Note: For Federal income tax purposes, at December 31, 1995 the aggregate cost of real estate is $75,009,915 and the amount of accumulated depreciation is $11,221,111.

   SECTION 10. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is a newly-formed Delaware limited liability company. The address of the principal office of the Purchaser is One International Place, Boston, Massachusetts 02110. The managing member of the Purchaser (the "Managing Member") is AP-GP Prom Partners Inc., a Delaware corporation which is ultimately controlled by Apollo Real Estate Capital Advisors II, Inc. ("Advisors"), as general partner of Apollo Real Estate Advisors II, L.P. ("AREA II"), the general partner of Apollo Real Estate Investment Fund II, L.P., a recently formed private real estate investment fund and the sole shareholder of the Managing Member. Since its inception, the directors of Advisors have been Leon D. Black and John J. Hannan, who were founding principals of Apollo Advisors, L.P., the respective managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and, together with William L. Mack, of Apollo Real Estate Advisors, L.P. ("AREA") and AREA II, the respective managing general partners of Apollo Real Estate Investment Fund, L.P. ("Apollo I") and Apollo Real Estate Investment Fund II, L.P. ("Apollo II"). Apollo I and Apollo II are private real estate investment funds organized in 1993 and 1996, respectively, to make direct and indirect investments in real estate assets, joint ventures and operating companies. Mr. Mack has been the President and Managing Partner of the Mack Organization, a national owner and developer of and investor in office and industrial buildings as well as other commercial properties principally in the New York/New Jersey metropolitan area as well as throughout the United States since 1963. The business address for Messrs. Black, Hannan and Mack is 1301 Avenue of the Americas, New York, New York 10019.

   For certain information concerning the executive officers and directors of the Managing Member, see Schedule I to this Offer to Purchase.

   Michael L. Ashner, Vice President of the Managing Member, entered into the Standstill Agreement with the Partnership on November 27, 1996. The Standstill Agreement was entered into in connection with the Partnership's response to Mr. Ashner's request for a list of the names and addresses of Unitholders. The Standstill Agreement generally provides that the Unitholder list will be provided to Mr. Ashner (for use by him and his affiliates) in consideration of Mr. Ashner's agreement (on behalf of himself and his affiliates) for a two-year period not to (i) acquire in excess of 30% of the outstanding Units, (ii) propose or participate in any merger, asset acquisition or similar transaction involving the Partnership, (iii) make or participate in any proxy solicitation with respect to the Partnership, (iv) disclose any intention or plan to any third party which is inconsistent with the terms of the Standstill Agreement, or (v) lend money to any person in connection with any action inconsistent with the Standstill Agreement. The Standstill Agreement also generally provides for
(i) prior notice to the Partnership of any communication with Unitholders and
(ii) notice to the Partnership of any approaches to Mr. Ashner or his affiliates concerning participation in any transaction involving the Partnership's assets, business or securities or involving any action inconsistent with the Standstill Agreement. With respect to Units owned or acquired by Mr. Ashner or his affiliates (including the Purchaser), such Units for a two-year period are required to be voted (i) on all issues proposed by the Partnership, in the same proportion as other Unitholders and (ii) on all issues proposed by any person other than the Partnership, in the manner recommended by the General Partner; provided that such Units may be voted in any manner if the proposal relates to an increase in the fees or other compensation currently payable to the General Partner pursuant to the Partnership's partnership agreement. The Standstill Agreement contains certain other agreements between the parties, including an accelerated termination provision in the event the Partnership's properties are not at least 70% pre-leased by November 27, 1997. Reference is made to the Standstill Agreement, a copy of which is attached as an Exhibit to the Purchaser's
Schedule 14D-1 filed with the Commission in connection with this Offer, for a complete description of the terms of the Standstill Agreement, including the terms summarized above.

   Except as otherwise set forth in this Offer to Purchase or Schedule I hereto, (1) neither the Purchaser, the Managing Member, Advisors, and to the best of Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (2) neither the Purchaser, the Managing Member, Advisors, and to the best of Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate thereof or director, executive officer or subsidiary of the Managing Member or

Advisors has effected any transaction in the Units within the past 60 days, (3) neither the Purchaser, the Managing Member, Advisors, and to the best or Purchaser's knowledge, any of the persons listed on Schedule I, nor any director or executive officer of the Managing Member or Advisors has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (4) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, the Managing Member, Advisors, or, to the best of Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, and (5) there have been no contracts, negotiations or transactions between the Purchaser, the Managing Member, Advisors, or, to the best of Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   The Purchaser acquired the 200 Units owned by it on January 15, 1997 in a privately negotiated transaction for a purchase price of $1.51 per Unit.

   SECTION 11. SOURCE OF FUNDS. $3,473,000 (exclusive of fees and expenses) would be required to purchase the Units sought pursuant to the Offer, if tendered. The Purchaser presently contemplates that it will obtain all of such funds from capital contributions from its partners who have an aggregate net worth substantially in excess of the amount required to purchase the Units.

   SECTION 12.  PURCHASE PRICE CONSIDERATIONS.

   The Purchaser has set the Purchase Price at $1.51 net per Unit. The Purchaser established the Purchase Price for the Offer by analyzing a number of quantitative and qualitative factors including: (i) the absence of a significant number of recent secondary market resales of the Units; (ii) the lack of liquidity of an investment in the Partnership; (iii) the lack of distributions by the Partnership; (iv) the General Partner's estimated net asset value per Unit; (v) the impact on the General Partner's estimated net asset value of expenses of liquidating the Partnership; (vi) potential liabilities associated with pending litigation against the Partnership; (vii) the August 1997 maturity of the Partnership's mortgage loan and uncertainty as to the manner of repayment or refinancing thereof; (viii) the overall 70% occupancy rate at the Project; (ix) the administrative costs of continuing to own the Partnership's assets through a publicly registered limited partnership;
(x) the limitations imposed on the Purchaser under the Standstill Agreement; and (xi) estimated transaction costs of completing the Offer.

   The Partnership's Form 10-K for the fiscal year ended December 31, 1995 states that "[t]here is no established trading market for the Units. The Partnership originally intended to apply to include the Units on NASDAQ or another quoted securities market upon the completion of the lease-up of the Project. However, an application is not anticipated at this time." At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Unitholder to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system. According to Partnership Spectrum, an independent, third-party industry publication, between October 1, 1996 and November 30, 1996, a total of 4,733 Units (less than 1% of the outstanding Units) traded at prices ranging from a low of $1.04 to a high of $1.35 per Unit, with a weighted average of $1.14 per Unit. Such gross sales prices reported by Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices.

   The General Partner has estimated the net asset value per Unit to be $2.37 as of December 31, 1995. The General Partner's estimate assumes a sale of the Project at its December 31, 1995 appraised value. However, the General Partner noted that appraisals are only estimates of current value, that actual values realizable upon sale may be significantly different and that as a result of the foregoing and the illiquid nature of an investment in Units, variation between the appraised value of the Partnership's properties and the price at which Units could be sold is likely to be significant. Furthermore, the General Partner's estimated net asset value does not take into account liabilities associated with resolution of pending litigation against the Partnership and may not take into account expenses associated with liquidation of the Partnership. Set forth below is (i) the methodology employed by the General Partner in estimating the net asset value per Unit as of December 31, 1995, as extracted from the Partnership's 1995 Annual Report to Unitholders and (ii) a calculation of the net asset value per Unit as of September 30, 1996, based on information extracted from the Partnership's Quarterly Report on Form 10Q for the quarter ended September 30, 1996, using the General Partner's methodology.

 Determination of Net Asset Value Per $10 Unit at December 31, 1995 and September 30, 1996

                                DECEMBER 31, 1995 (1)     SEPTEMBER 30, 1996
Real Estate

Appraised Value                      $ 30,800,000             $30,800,000
Less:  Revolving Loan Payable         (16,483,152)            (17,798,291)
                                     ------------             -----------
                                       14,316,848              13,001,709

                                     ------------             -----------
Cash and Cash Equivalents               5,873,982               5,049,293
Accounts Receivable                        51,977                  48,743

Prepaid Expenses                           19,933 (2)             450,000 (2)
                                     ------------             -----------
                                       20,262,740              18,549,735
Less:

Accounts Payable and Accrued Expenses  (1,373,535)(3)            (977,920)(3)
Interest Payable                         (124,036)               (131,073)
                                     ------------              ----------

Partnership Net Asset Value (4)      $ 18,576,169             $17,440,742
                                     ============              ==========

Net Asset Value Allocated:
Limited Partners                     $ 18,577,517             $17,453,445

General Partner                           187,652                 176,297
                                     ------------              ----------
                                     $ 18,765,169 (5)         $17,629,742 (5)
                                     ============              ==========


NET ASSET VALUE PER UNIT                    $2.37                   $2.23
(7,826,300 UNITS OUTSTANDING)
                                     ============              ==========

------------

(1)    Extracted from the Partnership's 1995 Annual Report to Unitholders.

(2) Prepaid expenses included on the Partnership's 12/31/95 balance sheet aggregated $1,399,363. The Purchaser believes that substantially all of this amount is represented by leasing commissions which are being amortized over the term of various leases, and that such leasing commissions were excluded in arriving at the amount of prepaid expenses utilized by the General Partner in the valuation. As of September 30, 1996, the Partnership's prepaid expenses had increased to $1,847,894. The Partnership has disclosed that the increase was primarily attributable to the payment of leasing commissions, costs associated with a lease extension and the prepayment of insurance premiums and real estate taxes. For purposes of a 9/30/96 estimate the Purchaser has assumed that the only additional items includible in the computation are those attributable to the prepayment of insurance premiums and real estate taxes, and that such items would not exceed $430,000. It has also been assumed that the other prepaid expenses ($19,933) included in the General Partner's estimate would remain the same which accounts for the Purchaser's $450,000 estimate for prepaid expenses.

(3) The Purchaser believes that the General Partner determined this amount as of 12/31/95 by subtracting from accounts payable and accrued expenses the amount of restricted cash. Accordingly, the Purchaser used the same methodology to determine the amount of accounts payable and accrued expenses as of 9/30/96.

(4) The Net Asset Value assumes a sale of the Partnership's property at the December 31, 1995 appraised value, the payment of all amounts owed by the Partnership, and the distribution of the remaining proceeds, together with the Partnership's cash and temporary investments, to the Partners.

(5) The Purchaser believes that the aggregate net asset value allocated to the Limited Partners and the General Partner exceeds the Partnership Net Asset Value as a result of the General Partner's obligation to restore deficits in its capital account. The amount of this excess is $189,000 and, for purposes of its 9/30/96 estimate, the Purchaser has assumed that the deficit restoration obligation of the General Partner is $189,000.


   The Purchase Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. The Purchaser did not attempt to obtain current independent valuations or appraisals of the underlying assets owned by the Partnership. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

   SECTION 13. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and as determined by the Purchaser, any of the following conditions exists:

       a. a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (1) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (2) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (3) requires divestiture by the Purchaser of any Units, (4) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (5) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

       b. there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

       c. any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

       d. there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (4) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (5) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

       e. there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any Units pursuant to the Offer, or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser or the Partnership;

       f. the Partnership or the General Partner shall have (1) issued, or authorized or proposed the issuance of, any Partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (2) issued or authorized or proposed the issuance of any other securities in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (3) refinanced any of the Partnership's properties, other than in the ordinary course of the Partnership's business and consistent with the past practice, (4) declared or paid any distribution, other than in cash and consistent with past practice, on any of its Partnership interests, or (5) authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business and consistent with past practice; or

       g. the General Partner shall not have recognized to the Purchaser's reasonable satisfaction, or agreed to recognize, the effectiveness of the transfer to the Purchaser of the Units tendered pursuant to the Offer.


   The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties. Notwithstanding anything to the contrary set forth in this
Section 13, all conditions set forth in this Section 13 must be satisfied or waived on or prior to the Expiration Date.

   SECTION 14.  CERTAIN LEGAL MATTERS.

   GENERAL. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought.

While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

   ANTITRUST. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

   MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

   STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.
In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

   SECTION 15. FEES AND EXPENSES. Except as set forth in this Section 15, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser has retained The Herman Group, Inc. to act as Information Agent and as Depositary in connection with the Offer. The Purchaser will pay The Herman Group, Inc. reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

   SECTION 16. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units residing in such jurisdiction.

   No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   The Purchaser has filed with the Commission a (Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act,) furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 hereof (except that they will not be available at the regional offices of the Commission).


                                  Steele Hill Partners L.L.C.


February 14, 1997

                                                                      Appendix A
                                    GLOSSARY

ADVISORS:  Apollo Real Estate Capital Advisor II, Inc.

AREA:  Apollo Real Estate Advisors, L.P.

BUSINESS DAY: Any day other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time

CODE:  The Internal Revenue Code of 1986, as amended

COMMISSION:  The Securities and Exchange Commission

DEPOSITARY:  The Herman Group, Inc.

ELIGIBLE INSTITUTION: A member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States

EXCHANGE ACT:  Securities Exchange Act of 1934, as amended

EXPIRATION DATE: 12:00 Midnight, New York City Time on March 14, 1997, unless and as extended

GENERAL PARTNER:  Stamford Towers, Inc., the general partner of the Partnership

INFORMATION AGENT:  The Herman Group, Inc.

MANAGING MEMBER:  AP-GP Prom Partners Inc., the managing member of the
Purchaser

OFFER: This offer of the Purchaser set forth in this Offer to Purchase and the related Letter of Transmittal, as each may be supplemented or amended from time to time

OFFER TO PURCHASE:  This Offer of the Purchaser

PARTNERSHIP:  Stamford Towers Limited Partnership

PURCHASE PRICE: The amount of cash paid to each Unitholder for each Unit tendered upon consummation of the Offer

PURCHASER:  Steele Hill Partners L.L.C.

UNITHOLDERS:  Holders of Units

UNITS: Depositary Units representing assignments of limited partnership interest

                                   SCHEDULE 1

          EXECUTIVE OFFICERS AND DIRECTORS OF AP-GP PROM PARTNERS INC.


   Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of AP-GP Prom Partners Inc. Each person listed below is a citizen of the United States.

        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATION,
             POSITION, OFFICE OR EMPLOYMENT FOR THE PAST FIVE YEARS


W. EDWARD SCHEETZ.   Mr. Scheetz has been an officer and a director of AP-GP
Prom Partners Inc. since October 1996 and an officer of Advisors since its inception. Since 1993, Mr. Scheetz has been a principal of AREA and since May 1996 of AREA II which respectively act as managing general partner of Apollo I and Apollo II. From prior to 1993, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate investment firm. Mr. Scheetz is also a director of Capital Apartment Properties, Inc., Metropolis Realty Inc., Koger Equity Inc., NextHealth Inc., Roland International, Inc., Koll Management Services, Inc. and Western Pacific Housing Corp. Mr. Scheetz' business address is 1301 Avenue of the Americas, New York, New York 10019.

RICHARD MACK.   Mr. Mack has been an officer and a director of AP-GP Prom
Partners Inc. since October 1996. Since May 1993, Mr. Mack has been associated with AREA and since May 1996 has been associated with AREA II, which respectively act as managing general partner of Apollo I and Apollo II. Prior to May 1993, Mr. Mack attended Columbia Law School. Prior to April 1990, Mr. Mack was employed by the real estate investment banking group at Shearson Lehman Hutton, Inc., an investment banking and brokerage firm.

LEE S. NEIBART.   Mr. Neibart has been an officer and a director of AP-GP Prom
Partners Inc. since October 1996 and an officer of Advisors since its inception. Since 1993, Mr. Neibart has been associated with AREA and since May 1996 with AREA II which respectively act as managing general partner of Apollo I and Apollo Fund II. From prior to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm based in Westchester County, New York. Mr. Neibart received his MBA degree from New York University. Mr. Neibart is also a director of Capital Apartment Properties, Inc., Metropolis Realty Inc., Koger Equity Inc., NextHealth Inc., Roland International, Inc. and a past President of the NAIOP in New York. Mr. Neibart's business address is 1301 Avenue of the Americas, New York, New York 10019.

MICHAEL L. ASHNER. Mr. Ashner has been an officer of AP-GP Prom Partners Inc. since October 1996. Since January 1996, Mr. Ashner has also been President and Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership ("Winthrop"), which is engaged in the real estate investment business. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-Chairman of National Property Investors, Inc., a real estate investment firm ("NPI"). Since 1981, Mr. Ashner has also served as President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner has substantial investments and manages numerous partnerships and corporations which own real estate investments. Mr. Ashner's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

PETER BRAVERMAN.   Mr. Braverman has been an officer of AP-GP Prom Partners
Inc. since October 1996. Since January 1996, Mr. Braverman has been a Senior Vice President of Winthrop. From June 1995 until January 1996, Mr. Braverman was a Vice President of NPI. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm. Mr. Braverman's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

   The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:


                             THE HERMAN GROUP, INC.



  By Hand, Mail or Overnight Delivery:   2121 San Jacinto Street
                                         26th Floor
                                         Dallas, Texas  75201



          For Telephone Information contact the Information Agent at:

                                 (800) 992-6172





      Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Purchaser at the telephone number and address listed above. You may also contact your broker for assistance concerning the Offer.